UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 28, 2006, the Board of Directors (the Board) of Dana Corporation (Dana) suspended the annual crediting of units to participants’ stock accounts under the Dana Corporation Director Deferred Fee Plan (the Plan). Dana’s non-management directors participate in this Plan. Prior to this action, on the date of the Board’s annual organizational meeting each year, each non-management director’s stock account was credited with a number of units equivalent to the number of whole shares of Dana stock that could have been purchased for the dollar amount of $75,000, based on the trading price of the stock on the grant date.
     To replace the annual grant of units under the Plan, the Board authorized an increase in the annual retainer paid to non-management directors for service on the Board from $40,000 to $115,000. In 2006, the $75,000 increase will be paid in equal installments, together with the quarterly retainer payments remaining in the year. Commencing in 2007, the total annual retainer of $115,000 will be paid in equal quarterly payments. This increase is subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s bankruptcy case under chapter 11 of the United States Bankruptcy Code.
     Previously, in February 2006, the Board had suspended the deferral provisions of the Plan, under which non-management directors could elect to defer their compensation for services to the Board and Board committees, and directed that all such compensation be paid in cash.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)

Date: May 4, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

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